Exhibit 99.1

RadioShack Reports Financial Results for Fourth Quarter 2013

●	Plans to close up to 1,100 underperforming stores in the U.S.
●	Strong sales growth in Concept Stores
●	Completed new five-year financing totaling $835 million in the fourth quarter

FORT WORTH, Texas, March 4, 2014 -- RadioShack Corporation (NYSE: RSH) today reported results for the fourth quarter ended December 31, 2013.

Joseph C. Magnacca, chief executive officer, said, “Our fourth quarter financial results were driven by a holiday season characterized by lower store traffic, intense promotional activity particularly in consumer electronics, a very soft mobility marketplace and a few operational issues. Even in this environment, we’re continuing to make progress on the five pillars of our turnaround plan: repositioning the brand, revamping the product assortment, reinvigorating the stores, operational efficiency and financial flexibility.

“Our brand equity remains strong, reflected in the sales growth we’re seeing in our new Concept Stores which redefine the RadioShack store experience,” Mr. Magnacca added. “We have also been encouraged by the positive response to our new brand positioning around “Do It Together,” which we kicked off with our award winning Super Bowl commercial. Importantly, our key hires during the fourth quarter in merchandising, global sourcing, planning and allocation and, more recently, our new chief financial officer, round out our new leadership team as we continue to re-build the business.”

Mr. Magnacca continued, “Our focus on the brand, our operations, and the in-store experience has been unfolding in parallel with a strategic review of our store footprint. Over the past few months, we have undertaken a comprehensive review of our portfolio from many angles – location, area demographics, lease life and financial performance – in order to consolidate our store base into fewer locations while maintaining a strong presence in each market. The result of that review is our plan to close up to 1,100 underperforming stores. We will continue to have a strong, unmatched presence across the U.S. with over 4,000 stores including over 900 dealer franchise locations.

“Without minimizing the challenges ahead, we have a detailed strategic path to profitability based upon the five pillars of our turnaround,” Mr. Magnacca concluded. “Our entire team is focused on execution as we work to improve our performance in the coming year.”

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

FOURTH QUARTER SUMMARY

●
Total net sales and operating revenues were $935.4 million, compared to $1,171.4 million last year. Comparable store sales were down 19% driven by traffic declines and soft performance in the mobility business.

●
Consolidated gross profit was $278.4 million, or 29.8% of net sales, compared with $419.3 million last year, or 35.8% of net sales. On an adjusted basis excluding one-time reserves on inventory, gross profit was $288.5 million or 30.8% of net sales.

●	Consolidated selling, general and administrative (SG&A) expenses were $389.3 million, or 41.6% of net sales, compared with $383.5 million last year, or 32.7% of net sales.

●
Operating loss for the fourth quarter was $166.1 million compared to operating income of $16 million last year. On an adjusted basis, operating loss was $115.2 million excluding certain non-cash and one-time reserves on inventory and impairments of fixed assets and goodwill.

●
Net loss of $191.4 million, or $1.90 per diluted share, compared to net loss of $63.3 million last year. On an adjusted basis, net loss was $129.9 million, which compares to an adjusted net income of $6.8 million last year.

●
In December, the Company completed a new financing totaling $835 million including a $585 million asset-based credit agreement (“2018 Credit Agreement”) led by GE Capital, Corporate Retail Finance and a $250 million secured term loan (“2018 Term Loan”) led by Salus Capital Partners, LLC.  This comprehensive new financing was used to refinance existing debt and other corporate purposes.

●
The Company expects to close up to 1,100 stores which have been selected based on location, area demographics, lease life and financial performance. The proposed store closure program is subject to the consent of our lenders under the 2018 Credit Agreement and the 2018 Term Loan.

FULL YEAR SUMMARY

●	Total net sales and operating revenue were $3.43 billion, compared to $3.83 billion last year. Comparable store sales were down 8.8%.

●
Consolidated gross profit was $1.17 billion, or 34.1% of net sales, compared with $1.47 billion last year, or 38.4% of net sales. On an adjusted basis excluding certain one-time inventory reserves, gross margin was 35.8% of net sales.

●	Consolidated selling, general and administrative (SG&A) expenses were $1.41 billion, or 41.0% of net sales, compared with $1.42 billion last year, or 37.1% of net sales.

●
Operating loss was $344.0 million compared to an operating loss of $25.0 million last year. On an adjusted basis, operating loss was $239.9 million excluding certain non-cash and one-time reserves on inventory and impairments of fixed assets and goodwill.

●
Net loss of $400.2 million, or $3.97 per diluted share, compared to net loss of $139.4 million last year. On an adjusted basis, net loss was $305.8 million, which compares to an adjusted net loss of $60.5 million last year.

CASH, LIQUIDITY AND CAPITAL SPENDING

The Company ended the fourth quarter with total liquidity of $554.3 million at December 31, 2013, including $179.8 million in cash and cash equivalents and $374.5 million of availability under our 2018 Credit Agreement. Other than letters of credit of $55.0 million at December 31, 2013, the Company has not otherwise used the availability under the 2018 Credit Agreement. The Company's total debt was $614 million at December 31, 2013, which matures between 2018 and 2019.

NEW FINANCIAL CALENDAR

As previously announced, the Company has aligned its fiscal yearend to a traditional 52-week retail calendar, with the fiscal year ending on the Saturday closest to January 31st. This is the format used by the majority of retailers today. Changing the Company's yearend will benefit the investment community as it will allow for easier comparability between the Company and its peers. It will also allow the management team to more efficiently track and measure the Company's performance during the year.

As a result of this change, the Company will have a stub period between January 1, 2014, and February 1, 2014, that will be identified as Fiscal Year 2014 which will be reported separately in our Form 10-Q for the first quarter of Fiscal 2015. Fiscal Year 2015 will run from February 2, 2014, through January 31, 2015.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 10 a.m. EDT today. The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com. A telephone replay will be available beginning at approximately 1 p.m. EDT today and will remain available until midnight EDT on March 18, 2014. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 13147362.

For more information about performance, refer to the RadioShack Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2014.

NON-GAAP DISCLOSURES

Adjusted gross profit, adjusted operating loss and adjusted net loss have each been adjusted to exclude specifically identified expenses in the reconciliation of non-GAAP financial measures. In addition, a calculation of adjusted EBITDA has been included. We believe that providing comparisons for these measures, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing our operating performance.  These non-GAAP measures are used by management to evaluate the operating performance of the business for comparable periods, however, they are not intended to replace the comparable GAAP measures.

The adjustments to net loss and net loss per share in the 2013 fourth quarter relate to inventory reserves of $10.1 million and fixed asset impairment charges of $11.2 million related to our proposed store closure program, goodwill impairment of $23.7 million related to the Company’s operations in Mexico, fixed asset impairment charges of $5.9 million related to other stores and a $10.6 million loss on extinguishment of debt related to our refinancing that took place in December 2013. The adjustment of $3.4 million to net loss in the 2012 fourth quarter is related to fixed asset impairments.

For the year ended December 31, 2013, additional adjustments include inventory losses related to the removal of products from our inventory assortment in the third quarter of 2013 of $46.6 million, other fixed asset impairment charges of $6.6 million and a $0.3 million loss on extinguishment of debt related to the repurchase of a portion of the 2013 Convertible Notes.  For the year ended December 31, 2012, additional adjustments include goodwill of $3.0 million, fixed asset impairment charges of $3.3 million and debt extinguishment charges of $0.6 million. In each case, adjusted net loss reflects the related income tax effect of the adjustment.

Reconciliations of these non-GAAP measures to comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and Company performance. These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements. Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our initiatives, including our strategic turnaround plan and our proposed store closure program; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes; a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general. Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2013.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 27,500 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes approximately 4,300 company-operated stores in the United States, 274 company-operated stores in Mexico, and approximately 950 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales and operating revenues	$935.4	$1,171.4	$3,434.3	$3,831.3
Cost of products sold	657.0	752.1	2,262.1	2,360.9
Gross profit	278.4	419.3	1,172.2	1,470.4

Operating expenses:
Selling, general and administrative	389.3	383.5	1,407.4	1,419.8
Depreciation and amortization	14.4	16.4	61.4	65.9
Impairment of long-lived assets and goodwill	40.8	3.4	47.4	9.7
Total operating expenses	444.5	403.3	1,516.2	1,495.4

Operating (loss) income	(166.1)	16.0	(344.0)	(25.0)

Interest income	1.2	0.6	2.2	1.9
Interest expense	(11.7)	(15.3)	(52.3)	(54.5)
Other loss	(10.6)	--	(10.9)	(0.6)

(Loss) income from continuing operations before income taxes	(187.2)	1.3	(405.0)	(78.2)
Income tax expense (benefit)	4.2	59.8	(13.0)	32.6

Loss from continuing operations	(191.4)	(58.5)	(392.0)	(110.8)
Discontinued operations, net of income taxes	--	(4.8)	(8.2)	(28.6)

Net loss	$(191.4)	$(63.3)	$(400.2)	$(139.4)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(1.90)	$(0.58)	$(3.89)	$(1.11)
Loss per share from discontinued operations	--	(0.05)	(0.08)	(0.28)
Net loss per share	$(1.90)	$(0.63)	$(3.97)	$(1.39)

Shares used in computing net loss per share:

Basic and diluted	101.0	100.2	100.7	100.1

Comprehensive loss	$(189.9)	$(64.1)	$(398.8)	$(135.0)

RADIOSHACK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
(In millions)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$179.8	$535.7
Accounts and notes receivable, net	211.9	452.5
Inventories	802.3	908.3
Other current assets	139.0	85.4
Total current assets	1,333.0	1,981.9

Property, plant and equipment, net	187.2	239.0
Goodwill, net	12.7	36.6
Other assets, net	58.3	41.6
Total assets	$1,591.2	$2,299.1

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1.1	$278.7
Accounts payable	376.4	435.6
Accrued expenses and other current liabilities	207.1	263.9
Total current liabilities	584.6	978.2

Long-term debt, excluding current maturities	613.0	499.0
Other non-current liabilities	187.2	223.2
Total liabilities	1,384.8	1,700.4

Total stockholders’ equity	206.4	598.7
Total liabilities and stockholders’ equity	$1,591.2	$2,299.1

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

	Year Ended
	December 31,
(In millions)	2013	2012
Cash flows from operating activities:
Net loss	$(400.2)	$(139.4)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	71.6	80.7
Amortization of discounts on long-term debt	7.3	16.3
Impairment of long-lived assets and goodwill	47.4	21.4
Stock-based compensation	7.2	7.1
Deferred income taxes	3.9	68.9
Other non-cash items	12.2	4.9
Changes in assets and liabilities:
Accounts and notes receivable	241.9	(93.9)
Inventories	105.9	(161.6)
Other current assets	(34.1)	29.2
Accounts payable	48.0	58.5
Accrued expenses and other liabilities	(52.1)	(23.8)
Liability for unrecognized tax benefits	(17.6)	101.2
Other	(5.6)	(12.5)
Net cash provided by (used in) operating activities	35.8	(43.0)

Cash flows from investing activities:
Additions to property, plant and equipment	(42.3)	(67.8)
Proceeds from sale of property, plant and equipment	6.5	--
Changes in restricted cash	(39.5)	(26.5)
Other investing activities	(2.9)	0.1
Net cash used in investing activities	(78.2)	(94.2)

Cash flows from financing activities:
Principal amount of long-term debt repayments	(461.9)	(88.1)
Net proceeds from issuance of long-term debt	289.2	175.0
Payments of debt issuance costs	(32.5)	(7.3)
Changes in cash overdrafts	(108.3)	26.5
Payments of dividends	--	(24.9)
Net cash (used in) provided by financing activities	(313.5)	81.2

Net decrease in cash and cash equivalents	(355.9)	(56.0)
Cash and cash equivalents, beginning of period	535.7	591.7
Cash and cash equivalents, end of period	$179.8	$535.7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Loss and Adjusted Diluted Net Loss Per Share
Gross Profit, Operating (Loss) Income and Net Loss, Excluding Certain Items

	Three Months Ended December 31,
	2013		2012		Increase/
(In millions, except per share amounts)	Amount	% of Sales	Amount	% of Sales	(Decrease)
Net sales and operating revenues	$935.4		$1,171.4		$(236.0)

Gross profit	$278.4	29.8%	$419.3	35.8%	$(140.9)
Inventory losses related to store closure program	10.1		-
Adjusted gross profit	$288.5	30.8%	$419.3	35.8%	$(130.8)

Operating (loss) income	$(166.1)	(17.8%)	$16.0	1.4%	$(182.1)
Inventory losses related to store closure program	10.1		-
Impairment of goodwill	23.7		-
Impairment of fixed assets	17.1		3.4
Adjusted operating (loss) income	$(115.2)	(12.3%)	$19.4	1.7%	$(134.6)

Net loss	$(191.4)	(20.5%)	$(63.3)	(5.4%)	$(128.1)
Inventory losses related to store closure program	10.1		-
Impairment of goodwill	23.7		-
Impairment of fixed assets	17.1		3.4
Extinguishment of debt	10.6		-
Total adjustments, before income taxes	61.5		3.4
(1) Income tax effect of adjustments	-		(66.7)

Net adjustments	61.5		70.1
Adjusted net loss	$(129.9)	(13.9%)	$6.8	0.6%	$(136.7)

Diluted net loss per share:
As reported	$(1.90)		$(0.63)		$(1.27)
Adjusted	$(1.29)		$0.07		$(1.36)

Reconciliation of adjusted EBITDA
Adjusted operating (loss) income	$(115.2)	(12.3%)	$19.4	1.7%	$(134.6)
Depreciation and amortization	16.7		18.6
Adjusted EBITDA	(98.5)	(10.5%)	38.0	3.2%	$(136.5)

(1)	Zero tax effect on adjustments in 2013 and 2012. The year 2013, includes tax benefits primarily related to the effective settlement of certain state income tax matters of $2.8 million, net of a valuation allowance on the deferred tax assets of our Mexican subsidiary of $2.8 million. The year 2012, includes $66.7 million valuation allowance on our U.S. deferred tax assets.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Loss and Adjusted Diluted Net Loss Per Share
Gross Profit, Operating (Loss) Income and Net Loss, Excluding Certain Items

	Year Ended December 31,
	2013		2012		Increase/
(In millions, except per share amounts)	Amount	% of Sales	Amount	% of Sales	(Decrease)
Net sales and operating revenues	$3,434.3		$3,831.3		$(397.0)

Gross profit	$1,172.2	34.1%	$1,470.4	38.4%	$(298.2)
Inventory losses from removal of products from inventory assortment	46.6		-
Inventory losses related to Store Closure Program	10.1		-
Adjusted gross profit	$1,228.9	35.8%	$1,470.4	38.4%	$(241.5)

Operating loss	$(344.0)	(10.1%)	$(25.0)	(0.7%)	$(319.0)
Inventory losses from removal of products from inventory assortment	46.6		-
Inventory losses related to store closure program	10.1		-
Impairment of goodwill	23.7		3.0
Impairment of fixed assets	23.7		6.7
Adjusted operating (loss) income	$(239.9)	(7.0%)	$(15.3)	(0.4%)	$(224.6)

Net loss	$(400.2)	(11.7%)	$(139.4)	(3.6%)	$(260.8)
Inventory losses from removal of products from inventory assortment	46.6		-
Inventory losses related to store closure program	10.1		-
Impairment of goodwill	23.7		3.0
Impairment of fixed assets	23.7		6.7
Extinguishment of debt	10.9		0.6
Total adjustments before income taxes	115.0		10.3
(1) Income tax effect of adjustments	20.6		(68.6)

Net adjustments	94.4		78.9
Adjusted net loss	$(305.8)	(8.9%)	$(60.5)	(1.6%)	$(245.3)

Diluted net loss per share:
As reported	$(3.97)		$(1.39)		$(2.58)
Adjusted	$(3.04)		$(0.60)		$(2.44)

Reconciliation of adjusted EBITDA
Adjusted operating (loss) income	$(239.9)	(7.0%)	$(15.3)	(0.4%)	$(224.6)
Depreciation and amortization	70.4		74.3
Adjusted EBITDA	(169.5)	(4.9%)	59.0	1.5%	$(228.5)

(1)	Zero tax effect on adjustments in 2013, and $0.2 million benefit in 2012. The year 2013, includes tax benefits primarily related to the effective settlement of certain federal and state income tax matters of $23.4 million, net of a valuation allowance on the deferred tax assets of our Mexican subsidiary of $2.8 million. The year 2012, includes $68.8 million valuation allowance on our U.S. deferred tax assets.